ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated October 4, 2016 (this “Agreement”), by and among ICTV Brands Inc., a Nevada corporation (the “Parent”), Ermis Labs, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (the “Buyer”), LeoGroup Private Debt Facility, L.P., a Delaware limited partnership (the “Shareholder”) and Ermis Labs, Inc., a New Jersey corporation (the “Seller”).

RECITALS

A. The Seller is a medicated skin care company that provides over-the-counter medicated skin care products (the “Products”) that are safe, effective, well tolerated and affordable with a focus on high-quality ingredients partnered with professional counsel from dermatologists, plastic surgeons and pharmacists resulting in medicated skin care products with the effectiveness of topical prescription products but the value and convenience of over-the-counter products (the “Business”).

B. The Buyer desires to purchase substantially all of the assets (and assume certain of the liabilities) of the Business in return for the Parent Shares (as defined below) and the Royalty (as defined below) on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

article 1

SALE OF ASSETS AND ASSUMPTION OF LIABLILITIES

1.1 Sale of Assets.

(a) Purchased Assets.

(i) At the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall accept and purchase all of Seller’s right, title and interest in and to all of the Seller’s assets, properties and rights existing at the close of business on the day of the Closing, including, without limitation, the assets, properties and rights of the Seller described in Section 1.1(b) of this Agreement and/or reflected in the Schedule of Purchased Assets attached hereto and labeled Schedule 1.1(a), together with all assets, properties and rights acquired by Seller of a similar nature since the date of such Schedule, less such assets, properties and rights as may have been disposed of since said date in the ordinary course of business (the “Purchased Assets”).

(ii) The Purchased Assets include, without limitation, all right, title, and interest in and to all of the assets of the Seller, including all of its (a) tangible personal property (such as machinery, equipment, inventories and supplies, furniture, tools, and other mobile equipment), (b) intellectual property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) leases, subleases, and rights thereunder with respect to both real and personal property, (d) inventory, (e) accounts, notes and other receivables, (f) purchase orders, agreements, contracts, instruments, other similar arrangements, and rights thereunder, (g) securities (other than the Parent Shares), (h) claims, deposits, rebates, discounts earned, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies to the extent such items can be transferred, assigned, conveyed and/or delivered, (j) books, records, ledgers, files, documents, correspondence, lists, catalogs, advertising and promotional materials, studies, reports, customer lists, and other printed or written material, provided, however, that the Purchased Assets shall not include the Excluded Assets.

(b) Excluded Assets. The foregoing notwithstanding, Buyer shall not purchase, and Seller shall not be deemed to sell, the cash and cash equivalents of the Seller and those other assets which are listed in the Schedule of Excluded Assets attached hereto and labeled Schedule 1.1(b).

1.2 Assumption of Liabilities.

(a) Assumed Liabilities. As of the Closing Date (as defined below), Buyer shall undertake, assume, and agree to perform, and otherwise pay, satisfy and discharge as of the Closing the liability upon only those contracts or agreements, if any, designated by Buyer and listed in Schedule 1.2(a) (the “Assumed Liabilities”).

(b) Excluded Liabilities. Buyer shall not assume, nor does Buyer agree to pay, any debts, liabilities or obligations not specifically listed in Schedule 1.2(a) hereof, including (i) any liability of the Seller for income, transfer, sales, use, and all other taxes arising in connection with the consummation of the transactions contemplated hereby (including any income taxes arising because the Seller is transferring the Purchased Assets), whether imposed on Seller as a matter of law, under this Agreement or otherwise, (ii) any liability of the Seller for taxes, including taxes of any person other than the Seller, (iii) any liability of Seller with respect to any indebtedness for borrowed money, (iv) any liability of Seller arising out of any threatened or pending litigation or other claim, (v) any liability, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, incentive compensation, sick leave, severance or termination pay, vacation and other forms of compensation or any other form of employee benefit plan (including the health benefits payable reflected on the Seller’s balance sheet), agreement (including employment agreements), arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of Seller, (vi) any liabilities of any Seller to the Shareholder or any affiliates or current or former stockholders, members or other equity owners of any Seller, (vii) any liability for costs and expenses of the Seller in connection with this Agreement or any transactions contemplated hereby, and (viii) any environmental liability (the “Excluded Liabilities”). All Excluded Liabilities shall be the responsibility of Seller, and Seller and the Shareholder agree to indemnify and hold the Parent and the Buyer harmless against any Excluded Liabilities, debts, obligations, claims or damages therefrom, costs and expenses.

1.3 Closing. The closing of the purchase and sale of the Purchased Assets (the “Closing”) will take place on or before the 120th day following the date of this Agreement (the “Closing Date”), through the exchange and delivery of executed documents by electronic mail or otherwise, unless another date or a place is agreed to in writing by the parties hereto.

1.4 Purchase Price.

(a) Determination of Purchase Price. For purposes hereof, the Purchase Price shall be equal to Two Million, One Hundred Fifty Thousand Dollars ($2,150,000).

(b) Payment of Purchase Price. The Purchase Price shall be payable at the Closing by the Buyer and the Parent as follows:

(i) The Parent shall irrevocably instruct its transfer agent to issue to the Shareholders of the Seller as defined in Schedule 1.4(b) Two Million, Five Hundred Thousand (2,500,000) shares of the Parent’s Common Stock (the “Parent Shares”), which, based on the closing price of the Parent Shares on the OTCQX on the date hereof of $0.16 per share, have a value of Four Hundred Thousand Dollars ($400,000); and

(ii) The Buyer shall pay to the Seller a continuing royalty (the “Royalty”) of Five Percent (5%) of net cash (invoiced amount less sales refunds, returns, rebates, allowances and similar items) actually received by the Buyer or its affiliates from sales of the Products commencing with net cash actually received by the Buyer or its affiliates from and after the Closing Date and continuing until the total royalty paid to the Seller totals One Million, Seven Hundred Fifty Thousand Dollars ($1,750,000), provided, however, that the Buyer shall pay a minimum annual Royalty amount of One Hundred Seventy Five Thousand Dollars ($175,000) on or before December 31 of each year commencing with calendar year ending December 31, 2017. The Buyer shall make royalty payments under this Section 1.4(b)(ii) to the Seller on a monthly basis in arrears within thirty days of each month end. For the avoidance of doubt, in calculating net cash actually received by the Buyer, the Buyer shall have the right to deduct all returns, rebates and refunds of any kind whatsoever.

1.5 Allocation of Purchase Price. The Purchase Price shall be allocated pursuant to a schedule to be furnished to Buyers by Seller and mutually agreed upon by the parties prior to Closing.

1.6 Further Cooperation. From time to time after the Closing, Seller and Shareholder at Buyer’s request and without further consideration, agree to execute and deliver or to cause to be executed and delivered such other instruments of transfer as Buyer may reasonably request to transfer to Buyer more effectively the right, title and interest in or to the Purchased Assets and to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

article 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller and Shareholder. The Seller and the Shareholder jointly and severally represent and warrant to, and agree with, the Buyer and the Parent as follows:

(a) Organization; No Subsidiaries; Ownership of Seller. The Seller is a corporation duly-organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Seller is not a participant in any joint venture, partnership or similar arrangement. Except for the Shareholder, no other person owns any right, title or interest in or to any capital stock, membership interest or other equity interest or owns any security that is exercisable or exchangeable for or convertible into any equity interest in the Seller.

(b) Binding obligation. The Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Seller has duly-authorized the execution and delivery of this Agreement and the other transactions contemplated hereby and, no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly-executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement does not and will not conflict with, or result in any violation of or default under, any provision of the Articles of Incorporation, Bylaws or other constituent instruments of the Seller or any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to the Seller or to any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Seller in connection with its execution, delivery or performance of this Agreement.

(c) Purchased Assets. Except for assets disposed of in the ordinary course of business and Excluded Assets, the Purchased Assets consist of all assets which have been used by the Seller in the Business prior to the date hereof. The Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(d) Title to Personal Property; Inventory. The Seller has good and marketable title to all of the personal property included in the Purchased Assets, in each case free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever. All inventory, finished goods, raw materials, work in progress, supplies, and other inventories of the Business (“Inventory”), consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller free and clear of all liens and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

(e) Real Property. The Purchased Assets do not include any real property owned or leased by the Seller.

(f) Contracts. The Seller is not a party to or bound by any lease, agreement, contract or other commitment which involves the payment or receipt of more than $10,000 per year or that is not cancelable by the Seller on less than 60 day’s notice (collectively, the “Contracts”). Each contract is a valid and binding obligation of the Seller and is in full force and effect. The Seller has performed all material obligations required to be performed by it to date under the Contracts. All Contracts are in the name of the Seller, and all Contracts included in the Assumed Liabilities will be effectively transferred to the Buyer at the time of the Closing.

(g) Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of the Seller or the Shareholder, threatened by or against or affecting the Seller or any of its respective properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement or Buyer’s right to utilize the Purchased Assets.

(h) Absence of Changes or Events. Since December 31, 2014, the Business of the Seller has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of the Seller or the value or condition of the Purchased Assets.

(i) Compliance with Laws. The Seller is not in violation with respect to its operation of the Purchased Assets of any law, order, ordinance, rule or regulation of any governmental authority, except for any violation that would not have a material adverse effect on the Business or its prospects.

(j) No Broker’s or Finder’s Fees. No agent, broker, investment banker, person or firm acting on behalf of the Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated herein.

(k) Employee Benefit Plans. There are no plans of the Seller in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which the Buyer will become liable as a result of the transactions contemplated hereby.

(l) Environmental Matters. There have been no private or governmental claims, citations, complaints, notices of violation or letters made, issued to or threatened against the Seller by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the Seller’s facilities (whether owned or leased) which will be occupied or operated by Buyer as a result of the transactions contemplated hereby (the “Property”). The Seller has duly-complied with, and, to the best of Seller’s and Shareholder’s knowledge, the Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder. The Seller has provided Buyer with true, accurate and complete copies of any written information in the possession of the Seller which pertains to the environmental history of the Property.

(m) Financial Statements. On or before the Closing, the Seller shall deliver to Buyer unaudited consolidated financial statements in a form reasonably satisfactory to Buyer for year-to-date 2015 for which financial information is available, which financial statements shall be prepared in conformity with generally accepted accounting principles. The Seller does not have any liabilities except for (i) liabilities set forth on the face of the most recent balance sheet delivered to the Buyer (rather than in any notes thereto) prior to the Closing and (ii) liabilities which have arisen after the date of such balance sheet in the ordinary course of business consistent with past practices (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(n) Taxes. There are no taxes on or measured by income or gross receipts or franchise, real and personal property, employment, excise, sales and use or other taxes of any kind properly attributable to periods up to and including the Closing for which Buyer could be held liable which have not been or will not be paid by Seller.

(o) Investment. The Seller and the Shareholder (i) understand that the Parent Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) are acquiring the Parent Shares solely for their own accounts for investment purposes, and not with a view to the distribution thereof (except distribution by the Seller to the Shareholder), (iii) are sophisticated investors with knowledge and experience in business and financial matters, (iv) have received certain information concerning the Buyer and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Parent Shares, (v) are able to bear the economic risk and lack of liquidity inherent in holding the Parent Shares, and (vi) are Accredited Investors, as defined in the rules and regulations promulgated under the Securities Act.

(p) Intellectual Property.

(i) Schedule 2.1(p) sets forth a complete and accurate list of all Intellectual Property. “Intellectual Property” means (i) United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (ii) United States and foreign trademarks, service marks, logos, trade dress and trade names or other source-identifying designations or devices, (iii) United States and foreign copyrights and design rights, whether registered or unregistered, and pending applications to register the same, (iv) Internet domain names and registrations thereof, (v) confidential ideas, trade secrets, proprietary rights, computer software, including source code, derivative works, moral rights, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information, and (vi) any and all other intellectual property rights throughout the world.

(ii) The Business Intellectual Property constitutes all material Intellectual Property that is necessary for the operation of the Business as conducted immediately prior to the Closing. The Seller Companies, or one or more of their wholly owned Subsidiaries, have good title to, or a valid and binding license to, all of the Business Intellectual Property, free and clear of all Liens except for Permitted Liens.

(iii) There is no pending or, to the Seller’s or Shareholder’s Knowledge, threatened proceeding by any person: (i) challenging the Seller’s rights in or to any Intellectual Property; (ii) challenging the validity, enforceability or scope of any Intellectual Property; or (iii) asserting that any Intellectual Property infringes, misappropriates or otherwise violates, or would upon the commercialization of any product or service under development violate, the Intellectual Property of any Person.

(iv) No third person has rights to any Intellectual Property. No person is infringing, misappropriating or otherwise violating any Intellectual Property. The Seller has taken all steps reasonably necessary to secure its interest in Intellectual Property, including obtaining all necessary assignments from each of its employees, consultants and contractors pursuant to a written agreement containing a present tense assignment of all Intellectual Property created by such employee, consultant or contractor. The Seller has taken commercially reasonable steps to protect and maintain all Intellectual Property, including without limitation to preserve the confidentiality of any trade secrets.

(q) FDA and Regulatory Matters. (a) the Seller has not has received, in respect of the Business, any written notice of adverse filing, warning letter, untitled letter or other written correspondence or written notice from the U.S. Food and Drug Administration, or any other Governmental Entity, alleging or asserting noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.); (b) the Seller is in compliance in all material respects with applicable health care laws, including without limitation, the Federal Food, Drug and Cosmetic Act and the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), and the regulations promulgated pursuant to such laws, and comparable state laws (collectively, the “Health Care Laws”); (c) the Seller has not engaged in the Business has received written notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any permits required by the Health Care Laws that are applicable to the Business, which has not been resolved in such Seller Company’s favor; and (d) the Seller has not, in respect of the Business, either voluntarily or involuntarily, initiated, conducted, issued or caused to be initiated, any recall, market withdrawal, safety alert, post-sale warning, “dear doctor” letter, or other notice or action material to the Business relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to Seller’s knowledge, no person has initiated or conducted any such notice or action against the Seller. To Seller’s knowledge, the research, studies and tests conducted by or on behalf of the Seller in respect of the Business have been conducted with reasonable care and in accordance in all material respects with experimental protocols, procedures and controls adopted by the Seller pursuant to all Health Care Laws and permits required by the Health Care Laws that are applicable to the Business or to the Seller.

(r) Warranty. The Seller is not aware of any basis for warranty claims which would result in costs materially in excess of the costs which have been incurred by the Seller in the ordinary course of business. The books and records of the Seller reflect adequate reserves for all potential warranty claims against the Seller.

2.2 Representations and Warranties of Buyer and the Parent. The Buyer and the Parent jointly and severally represent and warrant to, and agrees with, the Seller and the Shareholder as follows:

(a) Organization. Each of the Buyer and the Parent is a corporation duly incorporated and in good standing under the laws of the State of Nevada.

(b) Binding Obligation. Each of the Buyer and the Parent has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. All corporate acts and other proceedings required to be taken by Buyer and the Parent to authorize the execution, delivery and performance by Buyer and the Parent of this Agreement and the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly-executed and delivered by Buyer and the parent and constitutes the legal, valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms. The execution, delivery and performance by Buyer and Parent of this Agreement does not and will not conflict with, or result in any violation of, any provision of the Articles of Incorporation or Bylaws of Buyer or Parent, or any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or Parent or to its respective property or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer or Parent in connection with its execution, delivery or performance of this Agreement.

article 3

INTERIM COVENANTS

During the period from the date of this Agreement and continuing until the Closing, the Seller and the Shareholder each agree (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consents in writing) that:

3.1 Ordinary Course. The Seller and the Shareholder shall carry on the Seller’s Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby.

3.2 Access to Information. Seller shall afford to Buyer and to Buyer’s accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all its books and records, and, during such period, Seller shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request. Buyer will hold such information in confidence until such time as such information otherwise becomes publicly available and in the event of termination of this Agreement for any reason Buyer shall promptly return, or cause to be returned, to Seller all nonpublic documents obtained from Seller which it would not otherwise have been entitled to obtain; and shall not, in any manner, utilize any such information for Buyer’s benefit or in any manner harmful to Seller.

3.3 Exclusivity. From the time of the execution of this Agreement until the 120th day following the date hereof, neither the Seller nor the Shareholder, shall and each shall cause their respective employees, affiliates, directors, or representatives not to, directly or indirectly, provide information regarding the Seller to, or initiate, negotiate, or hold any discussions or enter into any understanding or agreement with, any party other than the Buyer with respect to any Competitive Transaction (as defined below). To the extent such discussions or negotiations are on-going, they will be terminated. In addition, the Seller and the Shareholder each agree to immediately communicate to the Buyer the terms of any proposal relating to a Competitive Transaction received by any of the Seller or the Shareholder, or the employees, directors, or representatives of any of such parties. For purposes of this Agreement, a “Competitive Transaction” is a transaction involving, directly or indirectly, (i) the acquisition of the Seller or of all or any material portion of the assets of, or of any of the stock in, the Seller regardless of the structure of any such acquisition, or the authorization of any advisors of the Seller to take any action for the purposes of advancing any such acquisition with any party other than the Buyer, or (ii) the taking of any other action that is inconsistent with the implementation of this Agreement.

article 4

ADDITIONAL AGREEMENTS

4.1 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by Parent, the Buyer, the Seller or the Shareholder in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs.

4.2 Press Release. None of the parties hereto shall issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby without the prior written approval of the other party, unless such disclosure is required by applicable law or unless such disclosure is made by the Buyer or the Parent following the Closing. The Seller and the Shareholder acknowledge that the Parent is required by federal securities laws to disclose the material terms of this Agreement through the filing with the SEC of a Current Report on Form 8-K and that the Parent may attach a copy of this Agreement as an exhibit to such Current Report or as an exhibit to the Parent’s next Quarterly Report on Form 10-Q.

4.3 Covenant Not to Compete. For a period of five years from and after the Closing (the “Noncompetition Period”), neither of the Seller nor the Shareholder will engage directly or indirectly in any business that is competitive with the Business in any geographic area in which the Business is conducted or in which the Buyer plans to conduct the Business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, neither the Seller nor the Shareholder shall induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any affiliate of the Buyer. During the Noncompetition Period, neither the Seller nor the Shareholder shall, on behalf of any entity other than the Buyer or an affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an affiliate of the Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.3 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

article 5

CONDITIONS PRECEDENT

5.1 Conditions to Each Party’s Obligation. The respective obligation of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c) Closing Documents. The Parent Shares and all other documents and instruments to be delivered at the Closing shall be in form and substance reasonably satisfactory to each of the parties.

(d) Closing of PHMD Acquisition. The Parent shall have acquired or, simultaneous with the Closing shall acquire, the consumer products assets of PhotoMedex, Inc. and its subsidiaries pursuant to that certain Asset Purchase Agreement, dated October 4, 2016, among the Parent, ICTV Holdings, Inc., a wholly-owned subsidiary of the Parent, PhotoMedex, Inc., Radiancy, Inc., PhotoTherapeutics Ltd. and Radiancy (Israel) Limited.

5.2 Conditions of Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Seller and the Shareholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller and Shareholder to such effect.

(b) Performance of Obligations of Seller. The Seller shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of each Seller to such effect.

(c) Satisfactory Completion of Due Diligence. The Buyer shall have completed its due diligence review of the Seller and the results thereof shall be satisfactory to the Buyer in its sole discretion.

(d) Financial Statements. The Buyer shall have received the consolidated financial statements of the Seller for year-to-date 2016 that have been prepared in accordance with generally accepted accounting principles.

(e) No Material Adverse Change. Since December 31, 2015, there shall have been no material adverse change in the financial condition, results of operations, business or assets of Seller.

(f) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained.

(g) Release of Security Interests. Provision satisfactory to Buyer shall have been made for the release of any security interests which encumber any of the Purchased Assets and the cost of such releases shall be borne by the Seller.

(h) Closing Deliveries. The Seller shall deliver, or cause to be delivered, to Buyer at or prior to the Closing the following documents:

(i) Such certificates, executed by officers of Seller, as Buyer may reasonably request.

(ii) Consents executed by all necessary parties to permit Buyer to assume the Seller’s interest in any contracts acquired among the Purchased Assets.

(iii) A bill of sale and such other documents as may be required to convey all of Seller’s right, title and interest in all personal property included in the Purchased Assets.

(iv) Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel.

5.3 Conditions of Obligations of Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of the Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it and this Agreement prior to the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of Buyer to such effect.

(c) Consents and Actions. All requisite consents of any third parties or governmental agencies to the transactions contemplated hereby shall have been obtained.

(d) Other Documents. The Seller shall have received such other documents, instruments or certificates as shall be reasonably requested by the Seller or its counsel.

article 6

INDEMNIFICATION

6.1 Survival of Representations and Warranties. All of the representations and warranties of the Seller and the Shareholder contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twenty-four (24) months thereafter, provided that the representations and warranties contained in Sections 2.1(b) (Binding Obligation), 2.1(d) (Title to Personal Property), 2.1(k) (Employee Benefit Plans), 2.1(l) (Environmental Matters) and 2.1(n) (Taxes) (such representations being referred to herein as the “Fundamental Representations”) shall continue in full force and effect for a period equal to the applicable statute of limitations. The representations and warranties of the Buyer and the Parent shall survive the Closing and continue in full force and effect for a period equal to the applicable statute of limitations. This Section 6.1 shall survive so long as any representations, warranties or indemnification obligations of any party survive hereunder.

6.2 Indemnification Provisions for Benefit of the Buyer and the Parent.

(a) Subject to Section 6.1, in the event the Seller or the Shareholder breaches any of its respective representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that the Buyer or the Parent makes a written claim for indemnification against the Seller and the Shareholder pursuant to Section 8.6 below within such survival period, which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Seller and the Shareholder agree to indemnify the Buyer, the Parent and any affiliate of the Buyer and the Parent from and against the entirety of any Adverse Consequences (as defined below) the Buyer and the Parent or such affiliate of the Buyer and the Parent may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer and the Parent or such affiliate of the Buyer and the Parent may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys’ fees and expenses.

(b) In addition to the indemnification provided in Section 6.2(a), the Seller and the Shareholder agrees to indemnify the Buyer and the Parent from and against the entirety of any Adverse Consequences the Buyer and the Parent and any affiliate of the Buyer and the Parent may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Excluded Liability; and

(ii) Any liability of Seller which is not an Assumed Liability and which is imposed upon the Buyer or the Parent under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability so long as such liability arises out of the ownership, use or operation of the assets of the Seller, or the operation or conduct of the Business prior to the Closing.

6.3 Indemnification Provisions for Benefit of the Seller and the Shareholder.

(a) In the event the Buyer or the Parent breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that any of the Seller or the Shareholder makes a written claim for indemnification against the Buyer or the Parent pursuant to Section 8.6 below within such survival period which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Buyer and the Parent agree to indemnify the Seller and the Shareholder from and against the entirety of any Adverse Consequences the Seller and the Shareholder may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller and the Shareholder may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(b) In addition to the indemnification provided in Section 6.3(a), the Buyer and the Parent agree to indemnify the Seller and the Shareholder from and against the entirety of any Adverse Consequences any Seller or the Shareholder may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Assumed Liability; or

(ii) Any liability (other than any Excluded Liability) asserted by a third party against any of the Seller or the Shareholder which arises out of the ownership of the Purchased Assets after the Closing or the operation by the Buyer or the Parent of the business conducted with the Purchased Assets after the Closing Date.

6.4 Limitation on Indemnification. Notwithstanding anything to the contrary in Section 6.2(a) or Section 6.3(a), in no event shall the Buyer or the Parent have or assert any claim against the Seller or the Shareholder, or the Seller or the Shareholder have or assert any claim against the Buyer and the Parent based upon or arising out of the breach of any representation or warranty, unless, until and to the extent that the aggregate of all such claims under Section 6.2(a), in the case of claims by the Buyer and the Parent, or under Section 6.3(a), in the case of claims by the Seller or the Shareholder, exceeds a Fifty Thousand Dollar ($50,000) aggregate threshold (at which point the indemnifying party will be obligated to indemnify the indemnified party from and against all such Adverse Consequences relating back to the first dollar). Notwithstanding the foregoing, the threshold limitation expressed in the immediately preceding sentence shall not apply to claims by the Buyer or the Parent for breach by the Seller or the Shareholder of any of the Fundamental Representations. Furthermore, Buyer’s and Parent’s aggregate remedy with respect to any and all Adverse Consequences for breaches of representations and warranties hereunder by the Seller or the Shareholder shall not exceed the total Purchase Price payable hereunder.

6.5 Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by such delay.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party (it being understood that any Third Party Claim involving a person or entity which is a customer or supplier of the Buyer following the Closing, will be deemed to involve the possibility of such a precedential custom or practice), and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.5(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event any of the conditions in Section 6.5(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 6.

6.6 Recoupment Under Royalty.

(a) If the Seller is obligated to indemnify the Buyer and the Parent or any other Indemnified Person for any indemnification claim in accordance with this Article 6, Buyer may set-off the amount of such claim against the Royalty amounts that would otherwise be owed to the Seller.

(b) If the Buyer intends to set-off any amount hereunder, Buyer shall provide not less than thirty (30) days’ prior written notice to the Seller of its intention to do so, together with a reasonably detailed explanation of the basis therefor (a “Set-Off Notice”). If, within ten (10) days of its receipt of a Set-Off Notice, the Seller provides Buyer with written notice of Seller’s dispute with Buyer’s right to make such set-off, Buyer and Seller (and their respective representatives and advisors) shall meet (which may be accomplished telephonically) in good faith within five (5) days to attempt to resolve their dispute. If such dispute remains unresolved despite Buyer’s good faith attempt to meet with the Seller and resolve such dispute, Buyer may set-off under this Section 6.6 only (a) with respect to those indemnification claims that have been Finally Determined (as defined below), (b) as described in Section 6.6(c) relating to the escrow of the Royalty or (c) with the prior written consent of the Seller.

(c) In the event of a dispute with respect to any indemnification claim against the Seller made in good faith pursuant to this Article 6, and the liability for and amount of Adverse Consequences therefore, Buyer may withhold any payments due to the Seller under the Royalty, up to the disputed amount, but only if the Buyer deposits such withheld amounts into escrow in accordance with a mutually agreed upon escrow agreement, provided that if the parties cannot agree upon the terms of the escrow agreement or the escrow agent, the Buyer shall deposit the withheld payments with a court of competent jurisdiction in Wayne, Pennsylvania. For purposes of this Agreement, the term “Finally Determined” shall mean with respect to any indemnification claim made, and the liability for and amount of Losses therefor, when the parties to such claim have so determined by mutual agreement or, if disputed, when a judgment has been issued by a court or arbitral panel having proper jurisdiction.

article 7

TEMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Parent, the Buyer, the Shareholder and the Seller;

(b) by any of the Parent, the Buyer, the Shareholder or the Seller if there has been a material misrepresentation or breach of covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured after at least fourteen (14) day’s written notice is given;

(c) by Buyer or Parent if any of the conditions set forth in Sections 5.1 and 5.2 shall not have been satisfied before the 120th day following the date of this Agreement, or such later date as the Parent, the Buyer, the Shareholder and Seller shall mutually agree in writing;

(d) by the Seller or the Shareholder if any of the conditions set forth in Section 5.1 or Section 5.3 shall not have been satisfied before the 120th day following the date of this Agreement, or such later date as the Parent, the Buyer, Shareholder and Seller shall mutually agree in writing.

7.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

article 8

GENERAL PROVISIONS

8.1 Sales Taxes. All sales and use taxes, if any, due under the laws of any state, any local government authority, or the federal government of the United States, in connection with the purchase and sale of the Purchased Assets shall be paid by Buyer.

8.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.3 Governing Law; Mediation; and Arbitration. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Pennsylvania. In the event of a dispute between any of the Parties arising under or relating in any way whatsoever to this Agreement, the disputing Parties shall attempt to resolve it through good faith negotiation. If the dispute is not resolved through such negotiation, then the disputing Parties shall attempt to resolve it through mediation in the Commonwealth of Pennsylvania, USA, with a neutral, third-party mediator mutually agreed upon by the disputing Parties. Unless otherwise agreed by the disputing Parties, the costs of mediation shall be shared equally. If the dispute is not resolved through mediation, then upon written demand by one of the disputing Parties it shall be referred to a mutually agreeable arbitrator. The arbitration process shall be conducted in accordance with the laws of the United States of America and the Commonwealth of Pennsylvania, except as modified herein. Venue for the arbitration hearing shall be the Commonwealth of Pennsylvania, USA. All remedies, legal and equitable, available in court shall also be available in arbitration. The arbitrator’s decision shall be final and binding, and judgment may be entered thereon in a court of competent jurisdiction. In any dispute arising out of or relating in way whatsoever to this Agreement, including arbitration, the substantially prevailing Party shall be entitled to recover its costs and attorney fees from the other disputing Parties.

8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Parent, the Buyer, the Shareholder and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates, (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) collaterally assign any or all of its rights and interests hereunder to one or more lenders of the Buyer.

8.6 Notices.

(a) All notices, requests, claims, demands and other communications among the Parties shall be in writing and given to the respective Parties at their respective addresses set forth on the signature page to this Agreement (or to such other address as the Party shall have furnished to the other Parties in writing in accordance with the provisions of this Section 8.6).

(b) All notices shall be given (i) by delivery in person (ii) by a nationally recognized next day courier service, (iii) by first class, registered or certified mail, postage prepaid, (iv) by facsimile or (v) by electronic mail to the address of the party specified on the signature page to this Agreement or such other address as either party may specify in writing.

(c) All notices shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following mailing, whichever occurs first.

8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.8 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the Parent, the Buyer, the Shareholder and the Seller have executed this Agreement as of the date first written above.

PARENT: ICTV Brands Inc.		BUYER: Ermis Labs, Inc.

By:	/s/ Richard Ransom	By:	/s/ Richard Ransom
Name:	Richard Ransom	Name:	Richard Ransom
Title:	President	Title:	President

489 Devon Park Drive, Suite 315 Wayne, PA 19087 Attention: Richard Ransom Facsimile: Email: Ransom@ictvbrands.com with a copy, which shall not constitute notice to Parent or Buyer, to:		489 Devon Park Drive, Suite 315 Wayne, PA 19087 Attention: Richard Ransom Facsimile: Email: Ransom@ictvbrands.com with a copy, which shall not constitute notice to Parent or Buyer, to:

BEVILACQUA PLLC 1629 K Street, NW, Suite 300 Washington, DC 20006 Attention: Louis A. Bevilacqua, Esq. Email: lou@bevilacquapllc.com		BEVILACQUA PLLC 1629 K Street, NW, Suite 300 Washington, DC 20006 Attention: Louis A. Bevilacqua, Esq. Email: lou@bevilacquapllc.com

SELLER: Ermis Labs, Inc.		SHAREHOLDER: LeoGroup Private Debt Facility, L.P.

By:	/s/ Matthew J. Allain	By:	/s/ Matthew J. Allain
Name:	Matthew J. Allain	Name:	Matthew J. Allain
Title:	Manager	Title:	Manager

100 Wood Avenue South, Suite #209 Iselin, NJ 08830 Attention: Matthew J. Allain Fax: 732-523-2243 email: mallain@leogroupllc.com		100 Wood Avenue South, Suite #209 Iselin, NJ 08830 Attention: Matthew J. Allain Fax: 732-523-2243 email: mallain@leogroupllc.com

Schedule 1.1(a)

Purchased Assets

1)	All Intellectual Property.

2)	Inventory: The Seller has roughly 60k units at Capacity of the following items:

EL101 – White box, Acne Treatment Cleansing Bar

EL102 – Purple box, Acne Treatment Exfoliating Cleansing Bar

EL103 – Red box, Anti-Fungal Medicated Bar

EL104 – Blue box, Seborrheic Dermatitis & Dandruff Medicated Bar

EL105 – Gray Box - Psoriasis Medicated Bar

Schedule 1.1(b)

Excluded Assets

None.

Schedule 1.2(a)

Assumed Liabilities

None.

Schedule 1.2(b)

Excluded Liabilities

None.

Schedule 1.4(b)

Shareholders

Shareholder Name	Buyer Shares Owned	Parent Shares to be Received
Joseph Marrama	300,000	750,000
LeoGroup Partners Investment Fund, LLC	70,000	175,000
Scramjet Holdings, LLC	70,000	175,000
Patrick Malone	50,000	125,000
John Carrino	30,000	75,000
TOTALS	1,000,000	2,500,000

Schedule 2.1 (p)

Intellectual Property

1)	US Patent Number: 9,180,112
Published: November 10th, 2015
Covering: Dermal compositions containing gorgonian extract.

2)	US Trademark: 85285493
Word Mark: ERMIS LABS
Goods and Services: IC 003. US 001 004 006 050 051 052. G & S: Cosmetics and cosmetic preparations. Pharmaceutical preparations for skin care.
Type of Mark: TRADEMARK
Register: PRINCIPAL
Live/Dead Indicator: LIVE

3)	The Ermis Labs website and associated URL, namely www.ermislabs.com

4)	The newly constructed website Medicatedbars.com, associated URL and all backend assets to enable this site to launch live.